UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – April 26, 2006

ACE Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	001-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 26, 2006, ACE Limited (“ACE”) and its subsidiary, ACE INA Holdings Inc., entered into an Assurance of Discontinuance and Voluntary Compliance (the “Assurance”) resolving claims and matters under investigation with the Office of the New York Attorney General (the “NYAG”), the Office of the Attorney General of the State of Illinois (the “ILAG”) and the Attorney General of the State of Connecticut (the “CTAG”). ACE also entered into a stipulation with the New York State Department of Insurance (the “NYDOI”) resolving all issues uncovered to date in the NYDOI’s investigation of ACE and its subsidiaries, but not including any issues in the NYDOI’s current examination of Westchester Fire Insurance Company, one of ACE’s New York domiciled insurance subsidiaries. The settlements resolve outstanding investigations by the NYAG, the ILAG, the CTAG and NYDOI in connection with certain accounting, public reporting and insurance brokerage practices, including those related to nontraditional and finite insurance and reinsurance of ACE and its subsidiaries.

As a result of these settlements, ACE will make payments totaling $80 million, $40 million of which will be available for restitution payments to excess casualty policyholders and the remaining $40 million of which will be paid in fines. In addition, ACE has agreed to implement certain prescribed business reforms and new disclosure and compliance regimes. Among other things, ACE has agreed not to pay any contingent commissions on excess casualty business in the United States through 2008 and to stop paying contingent commissions on other lines of business in the United States if 65% of the US market for a particular line of business is not paying such commissions.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Assurance and the Stipulation, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

ACE will also take a first quarter 2006 after-tax charge of approximately $66 million for the settlements described in Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Assurance of Discontinuance and Voluntary Compliance with the NYAG, the ILAG and the CTAG.

10.2	Stipulation with the NYDOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE LIMITED.

By:	/S/ PAUL MEDINI
Name: Paul Medini
Title: Chief Accounting Officer

DATE: April 28, 2006